Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Grand Canyon Education, Inc. 2008 Equity Incentive Plan of our report dated May 12, 2008 (except for Note 3, as to which the date is August 11, 2008, and Note 17, as to which the date is September 29, 2008), with respect to the financial statements of Grand Canyon Education, Inc. included in the Registration Statement (Form S-1 No. 333-150876), as amended, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Phoenix, Arizona
December 1, 2008